EXHIBIT 10.1

$2,500,000,000

CREDIT AGREEMENT

Among

ADVANCED MICRO DEVICES, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

Dated as of October 24, 2006

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Lead Arranger

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Bookrunner

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4.19	Security Documents	58
4.20	Solvency	58
4.21	Anti-Terrorism Laws	58
SECTION 5. CONDITIONS PRECEDENT		59
5.1	Conditions to Extension of Credit	59
SECTION 6. AFFIRMATIVE COVENANTS		63
6.1	Financial Statements	63
6.2	Certificates; Other Information	64
6.3	Payment of Obligations	65
6.4	Maintenance of Existence; Compliance; Acquisition Documents	65
6.5	Maintenance of Property; Insurance	66
6.6	Inspection of Property; Books and Records; Discussions	66
6.7	Notices	66
6.8	Environmental Laws	67
6.9	Additional Collateral	67
6.10	Further Assurances	69
6.11	Spansion Collateral Account	69
SECTION 7. NEGATIVE COVENANTS		70
7.1	Indebtedness	70
7.2	Liens	73
7.3	Fundamental Changes	73
7.4	Asset Sales	74
7.5	Restricted Payments	74
7.6	Capital Expenditures	78
7.7	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries	79
7.8	Transactions with Affiliates	79
7.9	[Intentionally Omitted]	80
7.10	Restrictions on Distributions from Restricted Subsidiaries	80
7.11	Lines of Business	82
7.12	Designation of Restricted and Unrestricted Subsidiaries	82
7.13	Amendments to Certain Documents	83
7.14	Limitations on Guarantees of Indebtedness by Restricted Subsidiaries	84
7.15	Accounting Changes	84
7.16	Consolidated Net Senior Secured Leverage Ratio	84
SECTION 8. EVENTS OF DEFAULT		84
SECTION 9. THE AGENTS		87
9.1	Appointment	87
9.2	Delegation of Duties	87
9.3	Exculpatory Provisions	88
9.4	Reliance by Agents	88
9.5	Notice of Default	88
9.6	Non Reliance on Agents and Other Lenders	89
9.7	Indemnification	89
9.8	Agent in Its Individual Capacity	90
9.9	Successor Agents	90

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9.10	Agents Generally	91
SECTION 10. MISCELLANEOUS		91
10.1	Amendments and Waivers	91
10.2	Notices	92
10.3	No Waiver; Cumulative Remedies	94
10.4	Survival of Representations and Warranties	94
10.5	Payment of Expenses and Taxes	94
10.6	Successors and Assigns; Participations and Assignments	95
10.7	Adjustments; Set off	99
10.8	Counterparts	100
10.9	Severability	100
10.10	Integration	100
10.11	GOVERNING LAW	100
10.12	Submission To Jurisdiction; Waivers	101
10.13	Acknowledgments	101
10.14	Releases of Liens	102
10.15	Confidentiality	102
10.16	WAIVERS OF JURY TRIAL	103
10.17	Delivery of Addenda	103
10.18	Supplemental Schedules	103
10.19	Patriot Act Notice	103
10.20	Post-Closing Actions	103

SCHEDULES:
4.1(b)	Guarantee Obligations
4.4	Consents and Authorizations
4.6	Litigation
4.9	Intellectual Property
4.10	Taxes
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.1	Existing Indebtedness
7.2	Existing Liens

EXHIBITS:
A	Form of Assignment and Assumption
B	Form of Collateral Agreement
C	Form of Exemption Certificate
D	Form of Note
E	Form of Closing Certificate
F	Form of Legal Opinion of Latham & Watkins
G	Form of Solvency Certificate
H	Form of Collateral Trust Agreement

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CREDIT AGREEMENT, dated as of October 24, 2006, among ADVANCED MICRO DEVICES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“MS”), as administrative agent (in such capacity, and together with its successors in such capacity, the “Administrative Agent”), WELLS FARGO BANK, N.A., as collateral agent under the Collateral Agreement (in such capacity, the “Collateral Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”).

WHEREAS, the Borrower intends to acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding Capital Stock of ATI Technologies Inc. (“ATI”);

WHEREAS, the Borrower has requested that the Lenders lend to the Borrower up to $2,500,000,000 to finance a portion of the Acquisition and to pay fees and expenses relating to the Transaction (as defined below). The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounts Receivable”: as defined in the Collateral Agreement.

“Acquisition”: as defined in the recitals to this Agreement.

“Acquisition Agreement”: the Acquisition Agreement, dated as of July 23, 2006, among the Borrower, 1252986 Alberta ULC and ATI.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Additional Notes”: as defined in the Senior Notes Indenture.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or executive officer of (i) such specified Person, (ii) any Subsidiary of such specified Person, or (iii) any Person described in clause (a) above. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in Section 7.8.

“Agents”: the collective reference to the Collateral Agent, the Administrative Agent and the Syndication Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“AMD Fab 36 KG”: AMD Fab 36 Limited Liability Company & Co. KG.

“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

“Applicable Margin”: for any day, a rate per annum equal to (a) at any time the outstanding aggregate principal amount of the Term Loans is equal to or greater than $1,750,000,000, (i) with respect to Base Rate Loans, 1.25% and (ii) with respect to Eurodollar Loans, 2.25% and (b) at any time the outstanding aggregate principal amount of the Term Loans is less than $1,750,000,000, (x) with respect to Base Rate Loans, 1.00% and (y) with respect to Eurodollar Loans, 2.00%.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale”: any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or (b) any other Property of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above:

(i) any disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 7.5;

(iii) any disposition effected in compliance with Section 7.3;

(iv) the sale or other disposition of cash or Cash Equivalents;

(v) the exchange of assets held by the Borrower or a Restricted Subsidiary of the Borrower for assets held by any Person (including Capital Stock of such Person); provided that (x) the assets received by the Borrower or such Restricted Subsidiary of the Borrower in any such exchange will immediately constitute, be part of or used in a Related Business and (y) any such assets received are of a comparable Fair Market Value to the assets exchanged;

(vi) any disposition in a single transaction or series of related transactions of assets for aggregate consideration of less than $10,000,000; and

(vii) any disposition of surplus, discontinued, damaged or worn-out equipment or other immaterial assets no longer used in the ongoing business of the Borrower and its Restricted Subsidiaries;

provided that, in each case, (x) if any Accounts Receivable are disposed of in any manner to the Borrower or a Restricted Subsidiary, either the Borrower or such Restricted Subsidiary shall comply with the provisions of Section 6.9 so that the Collateral Agent maintains a first priority perfected Lien on such Accounts Receivable and (y) any disposition of Intellectual Property by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to a Subsidiary shall be (i) in the ordinary course of business or (ii) in connection with tax planning or tax optimization.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“ATI”: as defined in the recitals to this Agreement.

“ATI Existing Credit Facilities”: collectively, (i) the Facility Letter from HSBC Bank Canada to ATI Technologies Inc. dated March 31, 2006, (ii) the Facility Letter from HSBC Bank Canada to ATI Technologies Distribution Inc. dated March 31, 2006, (iii) the Facility Letter from HSBC Bank Canada to ATI Technologies Ltd. dated April 19, 2006, and (iv) the Facility Letter from HSBC Bank Canada to ATI Technologies (L) Inc. dated April 19, 2006.

“Attributable Debt”: in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Austin Facility Sale and Leaseback Transaction”: any Sale and Leaseback Transaction consummated after the Closing Date relating to the approximately 58.787 acres of Property located in Austin, Texas at the southeast corner of William Cannon and Southwest Parkway described generally as the Lantana project Phase 1, Section 4, Blk. U, Lot 1 City of Austin Grids C-20 and C-21 whereby the Borrower transfers such Property to a third party and leases the Property back from such party.

“Average Life”: as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the number of years (rounded to the nearest one twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Base Rate”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate and (b)  1/2 of 1% per annum above the Federal Funds Effective Rate.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 4.21.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: the board of directors of the Borrower.

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations”: any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 7.2, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock”: with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds”: the aggregate cash proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any Subsidiary for the benefit of their employees) by the Borrower of its Capital Stock (other than the New Equity or Disqualified Stock) after the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof minus any portion of such proceeds required to be applied to the prepayment of the Loans pursuant to Section 3.2.

“Cash Equivalents”: any of the following:

(a) United States dollars or euros;

(b) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(c) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank or any commercial bank in a member state of the European Union having capital and surplus in excess of $500,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within one year after the date of acquisition;

(f) auction-rate preferred securities having a maturity of 28 days or less from the date of acquisition and a minimum rating of “AA” by Standard and Poor’s or “Aa2” by Moody’s; and

(g) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change of Control”: the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Borrower; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Borrower and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) or the Borrower merges or consolidates with or into any other Person or any other Person merges or consolidates with or into the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(i) the outstanding Voting Stock of the Borrower is reclassified into or exchanged for other Voting Stock of the Borrower or for Voting Stock of the Surviving Person; and

(ii) the holders of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Borrower or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

(d) the stockholders of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is October 24, 2006.

“Closing Date Material Adverse Effect”: a change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets or liabilities of the Borrower, ATI and their subsidiaries taken as a whole; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a Closing Date Material Adverse Effect: (a) conditions affecting the United States or Canadian economy generally, (b) conditions generally affecting the industries in which the Borrower or ATI conduct business, (c) any direct or indirect actions of Nvidia Corporation or Intel Corporation, (d) (i) with respect to ATI, conditions directly caused by the actions of the Borrower or resulting from actions taken in accordance with a request or the consent of the Borrower made after the date hereof and (ii) with respect to the Borrower, conditions directly caused by the actions of ATI or resulting from actions taken in accordance with a request or the consent of ATI made after the date hereof, (e) any delays or cancellation of orders caused by the announcement of the Acquisition Agreement, (f) any change in the market price or trading volume of securities or failure by the Borrower or ATI to meet published securities analyst estimates (but not the underlying causes thereof), (g) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof, (h) any stockholder litigation arising from allegations of breach of fiduciary duty relating to the Acquisition Agreement, and (i) any losses of employees of ATI or the Borrower caused by the announcement of the Acquisition Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Collateral Agreement”: the Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary party thereto, substantially in the form of Exhibit B.

“Collateral Trust Agreement”: the Collateral Trust Agreement to be executed by the Loan Parties, the Trustee (as defined therein) and the Administrative Agent, substantially in the form of Exhibit H.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $2,500,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2006 and furnished to the Lenders.

“Consolidated Cash Flow”: for any period, an amount equal to, for the Borrower and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period, without duplication:

(i) the provision for taxes based on income or profits or utilized in computing net loss;

(ii) Consolidated Fixed Charges;

(iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Borrower and its consolidated Restricted Subsidiaries for such period; and

(iv) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

“Consolidated Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that:

(i) if (x) since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding or Repaid any Indebtedness or (y) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Indebtedness, then, in each case, Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Indebtedness was Incurred or Repaid on the first day of such four-quarter period; provided that in the event of any such Repayment of Indebtedness, Consolidated Cash Flow for such period shall be calculated as if the Borrower or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Indebtedness; and

(ii) if (x) since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business, (y) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or (z) since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period, shall have made such an Asset Sale, Investment or acquisition, then, in each case, Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Borrower shall be deemed, for purposes of clause (x) above, to have Repaid during such period the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale.

“Consolidated Fixed Charges”: for any period, the total interest expense of the Borrower and its Consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Borrower or its Restricted Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance costs, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees) related to Interest Rate Agreements;

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations; and

(j) interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness of any other Person.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, equity of the Borrower and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that, subject to the exclusion contained in clause (d) below, the equity of the Borrower and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b));

(c) any gain or loss realized upon the sale or other disposition of any Property of the Borrower or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any net after-tax extraordinary gain or loss;

(e) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss;

(f) the cumulative effect of a change in accounting principles;

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock);

(h) any cash or non-cash expenses attributable to the closing of manufacturing facilities or the lay-off of employees, in either case which are recorded as “restructuring and other special charges” in accordance with GAAP; and

(i) gains or losses due to fluctuations in currency values and the related tax effect.

Notwithstanding the foregoing, for purposes of Section 7.5 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (a)(iii)(y) thereof.

“Consolidated Net Senior Secured Debt”: at any date, (a) the aggregate principal amount of all Senior Secured Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP minus (b) the average daily balance of all amount of cash and Cash Equivalents that would, in conformity with GAAP, be included in “total current assets” (or like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries for the 30-day period prior to such date.

“Consolidated Net Senior Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Net Senior Secured Debt on such day to (b) Consolidated Cash Flow for such period.

“Consolidated Working Capital”: at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date over (b) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency Exchange Protection Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disqualified Stock”: any Capital Stock of the Borrower or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), 123-days following the maturity date of the Loans. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.5.

“Disqualified Stock Dividends”: all dividends with respect to Disqualified Stock of the Borrower held by Persons other than a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Borrower.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Employee Plan”: an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Borrower or a Commonly Controlled Entity.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) that regulate, relate to or impose liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments or voluntary prepayments of Funded Debt (including the Loans and the principal portion of Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, and (v) the aggregate net amount of non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 3.2.

“Exchange Act”: the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which the pledge of all of the Capital Stock of such Subsidiary as Collateral, would, in the good faith judgment of the Borrower, result in a tax liability to the Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by Section 7.1 except for Indebtedness permitted under Section 7.1(b)(xii) and (xiii).

“Existing Senior Notes”: the Borrower’s 7.75% senior notes due 2012 issued pursuant to the Senior Notes Indenture.

“Extraordinary Event”: any event the result of which any Person receives Extraordinary Receipts.

“Extraordinary Receipts”: any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds received in connection with or as a result of any settlement or audit, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding any business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments received in connection with any purchase agreement but excluding amounts received in reimbursement or compensation for a prior expenditure or loss.

“Fab 36”: individually and collectively, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, AMD Fab 36 KG and AMD Fab 36 LLC.

“Fab 36 Credit Facility”: the €700,000,000 Term Loan Facility, dated April 21, 2004, among AMD Fab 36 Limited Liability Company & Co. KG, and the lenders party thereto as in effect on the date hereof.

“Fab 36 Partnership Agreements”: (i) the Limited Partnership Agreement of AMD Fab 36 Limited Liability Company & Co. KG dated April 21, 2004, by and among AMD Fab 36 LLC, LM Beteiligungsgesellschaft MbH, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin

GmbH, Leipziger Messe GmbH and Fab 36 Beteiligungs GmbH, (ii) Agreement of Purchase and Sale of Limited Partner’s Interests dated April 21, 2004, by and among Leipziger Messe GmbH, Fab 36 Beteiligungs GmbH, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, and AMD Fab 36 Limited Liability Company & Co. KG, (iii) Agreement on the Formation of a Silent Partnership dated April 21, 2004, by and among AMD Fab 36 Limited Liability Company & Co. KG, Leipziger Messe GmbH and Fab 36 Beteiligungs GmbH and (iv) Agreement of Purchase and Sale of Silent Partner’s Interests dated April 21, 2004, by and among the Borrower, Leipziger Messe GmbH, Fab 36 Beteiligungs GmbH, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, and AMD Fab 36 Limited Liability Company & Co. KG.

“Fair Market Value”: with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $25,000,000, by any Responsible Officer of the Borrower or (b) if such Property has a Fair Market Value in excess of $25,000,000, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time and, when used to refer to the financial statements of ATI and its Subsidiaries prior to the Closing Date, as in effect in Canada.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference the Borrower and its Subsidiaries (including, without limitation, ATI and its Subsidiaries).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), provided, however, that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.” The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedge Agreement”: any Interest Rate Agreement, Currency Exchange Protection Agreement or any similar agreement or arrangement.

“Hedging Obligation”: with respect to any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Incur”: with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing);

provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Debt; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 7.1, amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of (i) debt of such Person for borrowed money and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above, and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance, or the accreted value of such Indebtedness in the case of Indebtedness issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to:

(x) zero if such Hedging Obligation has been Incurred pursuant to Section 7.1(b)(vi) or (vii); or

(y) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Independent Financial Advisor”: an investment banking firm of national standing or any third-party appraiser with national standing in the United States; provided that such firm or appraiser is not an Affiliate of the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or, if available to all Lenders, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or, if available to all Lenders, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment”: by any Person, any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 7.5 and 7.12 and the definition of “Restricted Payment,” the term “Investment” shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Borrower or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Borrower or such other Restricted Subsidiary and (b) at the time that a Subsidiary of the Borrower is designated an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation (proportionate to the Borrower’s equity interest in such Subsidiary).

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issuer”: the collective reference to each issuer of any of the pledged Collateral.

“Lenders”: as defined in the preamble hereto and including each Lender that has a Commitment or that holds a Loan; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”: with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents, any fee letter executed by the Borrower in connection with this Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents in all material respects, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or (d) the validity, perfection or priority of the Collateral Agent’s Liens upon a material portion of the Collateral.

“Material Indebtedness”: (a) Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000 and (b) the Existing Senior Notes.

“Material Subsidiary”: each Subsidiary of the Borrower now existing or hereafter acquired or formed, and each successor thereto, (a) which accounts for more than five percent (5%) of (i) the consolidated gross revenues of the Borrower and its Subsidiaries or (ii) the consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (b) if the Subsidiaries that do not constitute Material Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than ten percent of such consolidated gross revenues and more than ten percent of the consolidated assets, each as described in clause (a) above, then the term “Material Subsidiary” shall also include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least ninety percent of the consolidated gross revenues and ninety percent of the consolidated assets, each as described in clause (a) above; provided that, notwithstanding anything to the contrary set forth above, Fab 36 shall not be a Material Subsidiary and, for purposes of clause (b) of this definition, the gross revenues and the assets of Fab 36 shall not be included in the determination of the consolidated gross revenues or consolidated assets of the Borrower and its Subsidiaries.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Commonly Controlled Entity has at any time contributed or been obligated to contribute.

“Net Available Cash”: from any Asset Sale, cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations or liabilities relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Indebtedness that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale.

“Net Cash Proceeds”: (a) in connection with any Extraordinary Event, the sum or the cash and Cash Equivalents received in connection with such event, net of any Indebtedness (under than Indebtedness under the Loan Documents) secured by a Lien on the affected asset that is required to be prepaid with such Extraordinary Receipts and net of the direct costs relating to such event and (b) in connection with any issuance or sale of Capital Stock or any Incurrence of Indebtedness, the cash proceeds received from such issuance or Incurrence, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Equity”: the Capital Stock of the Borrower issued on or prior to the Closing Date to finance the Acquisition.

“Non-Consenting Lender”: as defined in Section 3.13.

“Non-Excluded Taxes”: as defined in Section 3.10(a).

“Non-Recourse Debt”: Indebtedness (a) as to which neither the Borrower nor any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Borrower and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment therefor to be accelerated or payable prior to its stated maturity.

“Non-U.S. Lender”: as defined in Section 3.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, fraudulent conveyance, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that any release of Collateral effected in a manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Organizational Documents”: as to any Person, the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Debt”: as defined in Section 7.1.

“Permitted Investment”: any Investment by the Borrower or a Restricted Subsidiary in existence on the Closing Date or in:

(a) the Borrower or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its Property to, the Borrower or a Restricted Subsidiary;

(d) Cash Equivalents;

(e) receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Borrower or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10,000,000 in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 7.4;

(j) Investments in Permitted Joint Ventures that do not exceed 15% of Total Assets in the aggregate outstanding at any one time;

(k) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Borrower;

(l) Investments represented by Hedging Obligations if such Hedging Obligation has been Incurred pursuant to Section 7.1(b)(vi) or (vii); and

(m) other Investments made for Fair Market Value that do not exceed $100,000,000 in the aggregate outstanding at any one time.

“Permitted Joint Venture”: any Person which is, directly or indirectly, engaged principally in a Related Business, and the Capital Stock, or securities convertible into Capital Stock, of which is owned by the Borrower and one or more Persons other than the Borrower or any of its Affiliates.

“Permitted Liens”:

(a) to the extent required by the Senior Notes Indenture, Liens securing the Existing Senior Notes;

(b) Liens to secure Indebtedness permitted to be Incurred pursuant to Section 7.1(b)(ii);

(c) Liens to secure Indebtedness permitted to be Incurred pursuant to Section 7.1(b)(iii); provided that any such Lien may not extend to any Property of the Borrower, other than the Property acquired, constructed or leased with the proceeds of any such Indebtedness and any improvements or accessions to such Property;

(d) Liens for taxes, assessments or governmental charges or levies (including those not yet due and payable) on the Property of the Borrower if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(e) Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrower arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(f) Liens on the Property of the Borrower Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(g) Liens on Property at the time the Borrower acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower; provided, however, that any such Lien may not extend to any other Property of the Borrower; provided, further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower;

(h) pledges or deposits by the Borrower under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower is party, or deposits to secure public or statutory obligations of the Borrower, surety or appeal bonds, performance bonds or deposits for the payment of rent or margin deposits, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens securing Indebtedness permitted to be Incurred with respect to Hedging Obligations pursuant to Section 7.1 or collateral for such Indebtedness to which the Hedging Obligations relate;

(k) Liens on the Capital Stock of any Unrestricted Subsidiary to secure Indebtedness under a debt facility with banks or other institutional lenders providing for revolving credit loans, term loans or trade or standby letters of credit;

(l) Liens in favor of the Borrower;

(m) Liens existing on the Closing Date and set forth on Schedule 7.2;

(n) Liens on the Property of the Borrower to secure any Refinancing, in whole or in part, of any Indebtedness secured by any Lien referred to in clause (c), (g) or (m) above; provided however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with any improvements and accessions to such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (c), (g) or (m) above, as the case may be, at the time the original Lien became a Permitted Lien hereunder; and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Borrower in connection with such Refinancing; or

(o) other Liens to secure Indebtedness, so long as the aggregate principal amount of Indebtedness secured thereby at the time such Lien is created does not exceed 5% of the Consolidated Tangible Net Assets of the Borrower, shown on the Borrower’s consolidated balance sheet in accordance with GAAP on the last day of the most recent fiscal quarter for which financial statements were delivered to the Administrative Agent pursuant to Section 6.1;

provided that notwithstanding anything to the contrary set forth above, in no event shall a Lien on the Capital Stock of Spansion (or any holding company parent thereof) owned by any Group Member be a Permitted Lien (provided that for the purpose of Section 7.2, a lockup agreement shall not be considered a Lien).

“Permitted Refinancing Debt”: any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

(a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced; and

(d) the new Indebtedness shall not be senior in right of payment to the Indebtedness being Refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include:

(x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower; or

(y) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any Employee Plan or Multiemployer Plan.

“Platform”: as defined in Section 10.2(b).

“Preferred Stock”: any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends”: all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Borrower or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma”: with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt”: Indebtedness

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by the Borrower or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided , however , that such Indebtedness is Incurred within 180 days after the acquisition, construction or lease of such Property by the Borrower or such Restricted Subsidiary.

“Qualified Counterparty”: with respect to any specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the Loan Documents.

“Refinance”: in respect of any Indebtedness, to refinance, extend, renew, refund or Repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds or Net Available Cash, as applicable, received by the Borrower or any Restricted Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to Section 3.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: an Asset Sale or an Extraordinary Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Extraordinary Event or the Net Available Cash of an Asset Sale (x) to acquire or repair fixed or capital assets useful in its business or (y) in the case of an Asset Sale of Capital Stock of a Restricted Subsidiary to a joint venture partner in such Restricted Subsidiary, in the business of the Borrower or a Restricted Subsidiary; provided that at the time of such Asset Sale of Capital Stock, such Restricted Subsidiary has no assets other than de minimis assets.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Business”: any business that is related, ancillary or complementary to the businesses of the Borrower and the Restricted Subsidiaries on the Closing Date and any reasonable extension thereof.

“Related Party Register”: as defined in Section 10.6(b).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repay”: in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 7.4 and the definition of “Consolidated Fixed Charge Coverage Ratio,” Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Reportable Event”: (a) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043, (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or (c) the filing pursuant to Section 412(d) of the Code or Section 503(d) of ERISA of an application for waiver of the minimum funding standard with respect to any Plan.

“Reports”: as defined in Section 4.2.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person any license, permit, consent, decree, law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, controller or treasurer or an executive vice president of the Borrower, but in any event, with respect to financial matters, the chief financial officer, controller or treasurer of the Borrower.

“Restricted Payment”:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of the Capital Stock of the Borrower or any Restricted Subsidiary, except for any dividend or distribution that is made solely to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary and other than for Capital Stock of the Borrower that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of the Existing Senior Notes; and

(e) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Sale and Leaseback Transactions”: any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such Property to another Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Collateral Trust Agreement.

“Securities Act”: the U.S. Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Collateral Agreement, the Collateral Trust Agreement and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document.

“Senior Notes Indenture”: the Indenture, dated as of October 29, 2004, by and between the Borrower and Wells Fargo Bank, N.A., as trustee.

“Senior Secured Indebtedness”: all secured Indebtedness other than Subordinated Obligations.

“Significant Subsidiary”: means any Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under the Regulation S-X promulgated by the SEC.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts and liabilities as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Spansion”: means Spansion LLC, a Delaware limited liability company, Spansion, Inc., a Delaware corporation, and their successors.

“Spansion Collateral Account”: any deposit account or securities account as each such term is defined in the UCC that is established by the Borrower at the request of the Administrative Agent pursuant to Section 6.11 or any deposit account or securities account that is opened for the purpose of depositing any proceeds from the sale by the Borrower or any of its Subsidiaries of any Capital Stock of Spansion pursuant to Section 6.11.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any Restricted Subsidiary and (ii) a Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral under the Collateral Agreement.

“Stated Maturity”: with respect to any Indebtedness or security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Obligations or such entity’s Guarantee pursuant to a written agreement to that effect.

“Subsidiary”: in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, Spansion shall not be deemed a Subsidiary of the Borrower for purposes of this Agreement.

“Surviving Person”: as defined in Section 7.3.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Total Assets”: with respect to any date of determination, the Borrower’s total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination for which financial statements were delivered to the Administrative Agent pursuant to Section 6.1.

“Transaction”: collectively, (a) the Acquisition, (b) the borrowing of the Loans and (c) the other transactions contemplated by the Loan Documents.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code in effect from time to time in the State of New York.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower that is designated after the Closing Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 7.12; and in any case so long as the respective Unrestricted Subsidiary is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to Section 7.12 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations”: direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock”: of any Person, all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary”: at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower and its other Wholly Owned Restricted Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, modified, renewed, refunded, replaced or Refinanced in whole or in part from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2 Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. Eurodollar Loans made on the Closing Date, if any, shall have an Interest Period of one month. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Loan on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application or prepayments in accordance with the order or priority set forth in Section 3.8):

Installment	Principal Amount
December 31, 2006	$6,250,000
March 31, 2007	$6,250,000
June 30, 2007	$6,250,000
September 30, 2007	$6,250,000
December 31, 2007	$6,250,000
March 31, 2008	$6,250,000
June 30, 2008	$6,250,000
September 30, 2008	$6,250,000
December 31, 2008	$6,250,000
March 31, 2009	$6,250,000
June 30, 2009	$6,250,000
September 30, 2009	$6,250,000

Installment	Principal Amount
December 31, 2009	$6,250,000
March 31, 2010	$6,250,000
June 30, 2010	$6,250,000
September 30, 2010	$6,250,000
December 31, 2010	$6,250,000
March 31, 2011	$6,250,000
June 30, 2011	$6,250,000
September 30, 2011	$6,250,000
December 31, 2011	$6,250,000
March 31, 2012	$6,250,000
June 30, 2012	$6,250,000
September 30, 2012	$6,250,000
December 31, 2012	$6,250,000
March 31, 2013	$585,937,500
June 30, 2013	$585,937,500
September 30, 2013	$585,937,500
December 31, 2013	$585,937,500

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (a) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11 and (b) in no event shall the Borrower prepay the Loans if, after giving effect to such prepayment, (i) the aggregate outstanding principal amount of the Loans is less than the outstanding principal amount of the 2012 Notes (as defined in the Collateral Trust Agreement) and (ii) the 2012 Notes are secured by the Collateral. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

3.2 Mandatory Prepayments. (a) If any Capital Stock is issued by the Borrower (other than the New Equity or any Capital Stock issued to (i) a Subsidiary of the Borrower, (ii) an employee stock ownership plan or trust established by the Borrower or any Subsidiary for the benefit of their employees, (iii) employees or directors upon exercise of options pursuant to restricted stock agreements or other equity incentives, or (iv) holders of convertible debt upon conversion thereof), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Loans as set forth in Section 3.2(e).

(b) If any Indebtedness is incurred by the Borrower or any Restricted Subsidiary (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Loans as set forth in Section 3.2(e).

(c) If on any date the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from Extraordinary Receipts in excess of $30,000,000 or Net Available Cash from an Asset Sale in excess of $30,000,000 then, unless a Reinvestment Notice shall be delivered in respect thereof, the Net Cash Proceeds or Net Available Cash, as applicable, thereof shall be applied on such date toward the prepayment of the Loans as set forth in Section 3.2(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 3.2(e); provided further that the Net Available Cash from any Asset Sale of the Capital Stock of Spansion (or any holding company parent thereof), the Austin Facility Sale and Leaseback Transaction and any Collateral shall be applied to the prepayment of the Loans within ten Business Days of receipt thereof and shall not be available to be reinvested.

(d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 30, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 3.2(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered to the Lenders.

(e) The application of any prepayment pursuant to Section 3.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Any prepayment pursuant to Section 3.2 that is required to be applied to any Eurodollar Loan shall be made on the last day of the Interest Period applicable to such Eurodollar Loan; provided that Borrower shall promptly (and in any event within three Business Days of receipt thereof) deposit such prepayment into a deposit account or securities account over which the Collateral Agent has a perfected security interest and enter into a control agreement satisfactory to the Collateral Agent with respect to such account.

3.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.4 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or integral multiples of $100,000 in excess thereof and (b) no more than one Eurodollar Tranche shall be outstanding at any one time.

3.5 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) If an Event of Default has occurred and is continuing, all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to, in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or, in the case of all other Obligations, the rate then applicable to Base Rate Loans plus 2%.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

3.8 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans pro rata based upon the then remaining principal amount thereof. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing

Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profit taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant becomes a Participant hereunder), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, (x) in the case of a Participant, solely to the Lender from which the related participation shall have been purchased and (y) in the case of an Assignee under an assignment to an affiliate of a Lender or an Approved Fund that is made pursuant to Section 11.6(b)(iii), the assigning Lender) two completed originals of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e) [Intentionally Omitted].

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

3.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of or conversion from Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of Eurodollar Loans when and as required pursuant to the terms of this Agreement. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

3.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) (such Lender, an “Affected Lender”), (b) defaults in its obligation to make Loans hereunder, or (c) does not consent to any proposed amendment, modification, waiver or consent with respect to the provisions hereof or of any other Loan Document that requires unanimous consent of the Lenders or the affected Lenders if the consent of the Required Lenders has been received with respect to such amendment, modification, waiver or consent (such Lender, a “Non-Consenting Lender”); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of an Affected Lender, prior to any such replacement, such Affected Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender (including any applicable premiums) on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) in the case of a Non-Consenting Lender, the replacement financial institution shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender.

3.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), a Related Party Register), in each case pursuant to Section 10.6(b), and a subaccount therein for each applicable Lender, in which shall be recorded (i) the amount of each Loan made to such Lender hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to such Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), the assigning Lender) hereunder from the Borrower and such Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit D, with appropriate insertions as to date and principal amount.

3.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma condensed combined balance sheet of the Borrower and its consolidated Subsidiaries as at July 2, 2006 (including the notes thereto) and the unaudited pro forma condensed combined statements of operations for the fiscal year ending 2005 and for the six-month period ending on July 2, 2006 (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date for the balance sheet and at the beginning of the period for statements of operations) to (i) the consummation of the Acquisition, (ii) the Loans to be made under this Agreement and the use of proceeds thereof and (iii) the payment of fees and expenses payable by the Borrower in connection with the Acquisition (as estimated). The Pro Forma Financial Statements have been prepared in good faith based on assumptions believed by the Borrower on the date thereof to be based on the best information available to the Borrower as of such date, and present fairly on a pro forma basis (subject to normal year end audit adjustments and the absence of footnotes) the estimated financial position of Borrower and its consolidated Subsidiaries as at and for each of the dates and periods set forth above, assuming that the events specified in the preceding sentence had actually occurred at such dates or as of the first date of such periods, it being understood that such financial information as it relates to the preliminary estimates and assumptions set forth in the notes to the Pro Forma Financial Statements is not to be viewed as fact and that actual results during the period or periods covered by such Pro Forma Financial Statements may differ from the financial information set forth in the Pro Forma Financial Statements by a material amount.

(b) The audited consolidated balance sheets of (x) the Borrower and its consolidated Subsidiaries as at the end of the fiscal years ending 2003, 2004 and 2005 and (y) ATI and its consolidated Subsidiaries, as at the end of the fiscal years ending 2003, 2004 and 2005, and the related consolidated statements of income and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from the independent certified public accounting firm reporting thereon, present fairly the consolidated financial condition of each of the Borrower and its consolidated Subsidiaries and ATI and its consolidated Subsidiaries, respectively, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited interim consolidated balance sheet of (x) the Borrower and its Subsidiaries as at July 2, 2006 and (y) ATI and its Subsidiaries as at May 31, 2006, and the related unaudited consolidated statements of income and cash flows for each three-month period ended on such date, present fairly the consolidated financial condition of each of the Borrower and its Subsidiaries and ATI and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for each three-month period then ended (subject to normal year end audit adjustments and the absence of footnotes). All the financial statements of the Borrower and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with GAAP, and all the financial statements of ATI and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with Canadian GAAP, in each case applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1(b), neither the Borrower nor any of its Subsidiaries (including ATI and its Subsidiaries) has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or forward or long commitments entered into outside the ordinary course of business, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no sale, lease transfer or other disposition by the Borrower nor any of its Subsidiaries taken as a whole (including ATI and its Subsidiaries) of any material part of its business or property except in connection with the Acquisition.

4.2 No Change. (a) Except (x) as set forth in the disclosure letter delivered to the Borrower by ATI prior to the date hereof or (y) as disclosed in the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars (collectively, the “Reports”) filed or furnished by ATI under the applicable securities laws prior to July 23, 2006, for the period from August 31, 2005 to July 22, 2006 there has been no change in the financial condition, business, operations, results of operations, properties, assets or liabilities of ATI and its Subsidiaries or any development or combination of developments that, individually or in the aggregate has had or could reasonably be expected to have a Closing Date Material Adverse Effect (it being understood that in no event shall the fact that consolidated revenue for the fourth quarter of the 2006 fiscal year is expected to be approximately $520,000,000 (as announced by ATI pursuant to a press release dated September 6, 2006) be considered a Closing Date Material Adverse Effect); (b) except (x) as set forth in the disclosure letter delivered to ATI by the Borrower prior to the date hereof or (y) as disclosed in the Reports filed or furnished by the Borrower under the applicable securities laws prior to July 23, 2006, for the period from December 25, 2005 to July 22, 2006 there has been no change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Borrower and its Subsidiaries or any development or combination of developments that, individually or in the aggregate has had or could reasonably be expected to have a Closing Date Material Adverse Effect; and (c) since July 23, 2006, there has been no effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Closing Date Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with the terms of its Organizational Documents and all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and all applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction, (ii) the filings referred to in Section 4.19 and (iii) as set forth on Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate its Organizational Document or, except as could not reasonably be expected to give rise to a Material Adverse Effect, any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents or permitted by Section 7.2 hereof).

4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) that purports to adversely affect the Transaction, any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member (other than ATI and its Subsidiaries) is in default under or with respect to any of its Contractual Obligations, and to Borrower’s knowledge, none of ATI or its Subsidiaries is in default under or with respect to any of its Contractual Obligations, in each case in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case the lack of which would not materially interfere with the ability of the Group Members, taken as a whole, to conduct their business as presently conducted; and no such property is subject to any Lien except as permitted by Section 7.2 or as would not materially interfere with the value or use of such property or the ability of the Group Members taken as a whole to conduct their business as presently conducted.

4.9 Intellectual Property. The Group Members (with respect to ATI and its Subsidiaries, to the Borrower’s knowledge), taken as a whole, own, or are licensed to use, all Intellectual Property necessary for the conduct of their business as currently conducted; except as set forth on Schedule 4.9, no material claim has been asserted and is pending by any Person challenging or questioning the use of such Intellectual Property or the validity or effectiveness of such Intellectual Property.

4.10 Taxes. Except as set forth on Schedule 4.10, each Group Member has filed or caused to be filed or has sought and received a timely extension of time to file all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); all tax returns filed by each Group Member are accurate in all material respects; no tax Lien has been filed other than statutory liens for current taxes and assessments not yet due and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) nor a Reportable Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of an Employee Plan has occurred, and no Lien in favor of the PBGC or an Employee Plan has arisen, during such five-year period. The present value of all accrued benefits under each Employee Plan (based on those assumptions used to fund such Employee Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Employee Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (i) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (ii) except as set forth in Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or other equity-based awards or compensation granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as set forth on Schedule 4.15 or as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Loans shall be used to finance a portion of the Acquisition, to pay fees and expenses incurred in connection with the Transaction and for general corporate purposes of the Borrower and its Subsidiaries.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any

Materials of Environmental Concern, in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties or in relation to the Business in violation of, or in a manner or to a location that would be reasonably likely to result in liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties, all operations at the Properties and the Business are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. Taken as a whole, no statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other certificate furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, or the securities law disclosure documents of the Borrower and of ATI available on EDGAR and SEDAR, respectively, as of the Closing Date (other than projections and the Pro Forma Financial Statements), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and Pro Forma Financial Statements are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable as of the dates set forth therein, it being recognized by the Lenders that such financial information as it relates to the Pro Forma Financial Statements or future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the results set forth therein by a material amount.

4.19 Security Documents. The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Collateral Agreement, when stock certificates representing such Pledged Equity Interests are delivered to the Collateral Agent or its bailee, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19 and the other actions specified in Section 4.3 of the Collateral Agreement are taken, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.2).

4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

4.21 Anti-Terrorism Laws. (a) No Loan Party or, to the knowledge of any Loan Party, any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a person who is affiliated or associated with a person listed above.

(c) No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Collateral Agreement, executed and delivered by the Borrower and each Subsidiary party thereto, (iii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer, if any, that is not a Loan Party, (iv) any Notes requested by a Lender and (v) the Collateral Trust Agreement, executed and delivered by each Person party thereto.

(b) Transactions.

(i) The Acquisition shall be consummated (including, without limitation, the issuance of the New Equity in exchange for Capital Stock of ATI as required by the Acquisition Agreement) (x) for consideration (including the repayment of Indebtedness but excluding related fees and expenses) the cash component of which does not exceed the amount as calculated pursuant to the Acquisition Agreement, (y) in compliance with law and (z) substantially in accordance with the Acquisition Documentation, which shall be reasonably satisfactory to the Lenders (it being agreed that the Acquisition Agreement in effect on July 24, 2006 is satisfactory) and no provision thereof shall have been amended, waived or otherwise modified or supplemented in any manner materially adverse to the Lenders without the prior written consent of the Administrative Agent. The Administrative Agent shall have received copies of each of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing, each certified by the Borrower to be true and correct copies;

(ii) the final terms and conditions of the Acquisition, including, without limitation, all material legal and tax aspects thereof, shall be (x) as previously described to the Administrative Agent or (y) otherwise reasonably satisfactory to the Lenders;

(iii) the ATI Existing Credit Facilities shall have been terminated and all amounts outstanding thereunder, if any, shall have been (or concurrently with the making of the Loans, will be) paid in full and all Liens or security interests related thereto shall have been released, in each case on terms and conditions reasonably satisfactory to the Administrative Agent, in its sole discretion; and

(iv) the capital and ownership structure of the Borrower and its Subsidiaries, after giving effect to the Transaction, shall be reasonably satisfactory to the Administrative Agent (it being agreed that the capital and ownership structure reflected in the Acquisition Agreement (without giving effect to any amendment or modifications thereto) is satisfactory).

(c) Pro Forma Financial Statements; Financial Statements; Projections. The Lenders shall have received (i) the Pro Forma Financial Statements and other financial statements described in Section 4.1 reasonably satisfactory in form to the Administrative Agent and (ii) a projected consolidated balance sheet of the Borrower and its Subsidiaries, the related consolidated income statements and statements of projected cash flow, in each case prepared on an annual basis through the seventh anniversary of the Closing Date, and a description of the underlying assumptions applicable thereto, which shall in each case be accompanied by a certificate of a Responsible Officer stating that such projected financial statements are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(d) Approvals; Requirements of Law.

(i) All material governmental and third party approvals (including Hart-Scott-Rodino clearance) necessary in connection with the Transaction shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the Transaction.

(ii) No Requirement of Law shall be applicable to the Borrower or any of its Subsidiaries, that restrains, prevents or imposes materially adverse conditions upon the Transactions, the Loan Documents or the transactions contemplated hereby or thereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of each Loan Party and each Issuer) are located, and such search shall reveal no liens on any of the assets of any Loan Party or any Issuer except for liens permitted by Section 7.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including the reasonable fees and expenses of one legal counsel plus one local counsel in each relevant jurisdiction), on or before the Closing Date. All such amounts will be paid with proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party and each Issuer, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments including the certificate of incorporation (or similar document) of each Loan Party and each Issuer certified by the relevant authority of the jurisdiction of organization of such Loan Party or Issuer.

(h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Latham & Watkins LLP, counsel to the Borrower and its Domestic Subsidiaries, substantially in the form of Exhibit F;

(ii) each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

(iii) the legal opinion of local counsel in Germany, Singapore, Malaysia and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person except as permitted by Section 7.2, shall be in proper form for filing, registration or recordation.

(k) Foreign Collateral. The Collateral Agent shall have received executed copies of all documents necessary or desirable to perfect the Collateral Agent’s Liens on the Capital Stock of any Foreign Subsidiary granted pursuant to the Collateral Agreement pursuant to the law of such Foreign Subsidiary’s jurisdiction of formation.

(l) [Intentionally Omitted].

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, executed as of the Closing Date by the chief financial officer of the Borrower.

(n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Collateral Agreement.

(o) Patriot Act, etc. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent.

(p) Representations and Warranties; No Defaults. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing on such date or after giving effect to the Transactions.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except for footnotes in quarterly period financial statements).

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, it being understood that such certificate shall be limited to the items that independent certified accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default in each case except as specified in such certificate;

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a month-by-month basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto as of the end of the following fiscal year), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not then a reporting company under the Exchange Act, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) within five days after the same are sent, copies, or email notifications of the availability, if available on EDGAR, of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies, or email notifications of the availability, if available on EDGAR, of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly, after any request by the Administrative Agent, any final “management” letter submitted by such accountants to management in connection with their annual audit;

(g) (i) within five Business Days after the same are sent or received, copies of any material notices under the Acquisition Documentation and (ii) five Business Days before the effectiveness thereof, copies of any amendments or waivers with respect to the Acquisition Documentation or the Senior Notes Indenture; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including with respect to the Patriot Act.

6.3 Payment of Obligations. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any of its Subsidiaries or upon the income, profits, capital or Property of the Borrower or any of its Subsidiaries, and (b) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the Property of the Borrower or any of its Subsidiaries; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

6.4 Maintenance of Existence; Compliance; Acquisition Documents. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Comply with all Contractual Obligations, its Organizational Documents and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Enforce all material rights under the Acquisition Documentation.

6.5 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear, condemnation and casualty excepted, provided that nothing in this Section 6.5 shall prevent any Group Member from discontinuing the operation or maintenance of any such property if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole and not adverse in any material respect to the Lenders, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, property damage and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Group Members and (b) upon reasonable notice, permit representatives of the Administrative Agent, the Collateral Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with Responsible Officers of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent and, solely in the case of paragraph (a) of this Section, the Collateral Agent, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that if adversely determined could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more or which the Borrower reasonably believes may lead to exposure to the Borrower or a Restricted Subsidiary of $25,000,000 or more and in each case is not covered by insurance, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Reorganization of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Reorganization of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants of the Borrower or any Restricted Subsidiary, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants of the Borrower or any Restricted Subsidiary obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral. (a) With respect to any property or assets acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (c) or (d) below and (y) property acquired by any Foreign Subsidiary or Unrestricted Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien but is required to pursuant to the terms of the Security Documents, promptly (i) execute and deliver to the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be requested by the Collateral Agent.

(b) If any Accounts Receivable are owned or acquired by any Group Member after the Closing Date (other than Accounts Receivable owned or acquired by Fab 36, any Excluded Foreign Subsidiary or Unrestricted Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, such Group Member shall promptly (i) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Accounts Receivable and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Accounts Receivable, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be requested by the Collateral Agent; provided that, to the extent all of the Accounts Receivable owned or acquired by such Group Member derive solely from provision of services to one or more Group Members, such Group Member shall not be required to comply with this Section 6.9(b) and provided further that in no event shall any asset of a Foreign Subsidiary be required to be pledged.

(c) With respect to any new Material Subsidiary (other than an Excluded Foreign Subsidiary or Unrestricted Subsidiary) created or acquired after the Closing Date by any Group Member (which shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or becomes a Material Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) if such new Subsidiary owns any Capital Stock of a Material Subsidiary or any Accounts Receivable, cause such new Subsidiary (A) to become a party to the Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (iv) deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent (provided that in no event shall more than 65% of the total voting power of all outstanding Capital Stock of any new Excluded Foreign Subsidiary be required to be so pledged and in no event shall any assets of a Foreign Subsidiary be required to be pledged).

(d) With respect to any new Excluded Foreign Subsidiary that is a Material Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary and including any existing Excluded Foreign Subsidiary that becomes a Material Subsidiary, but excluding Unrestricted Subsidiaries), promptly (i) execute and deliver to the Collateral Agent such amendments to the Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total voting power of all outstanding Capital Stock of any such new Subsidiary be required to be so pledged and in no event shall any assets of a Foreign Subsidiary be required to be pledged), (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, including, without limitation, actions to perfect such security interest in the jurisdiction of formation of such Excluded Foreign Subsidiary, and (iii) deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Lenders with respect to the Collateral. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.11 Spansion Collateral Account. (a) Promptly upon the request of the Administrative Agent (but in any event within three Business Days of such request or such later date to which the Administrative Agent may consent in writing) (i) establish the Spansion Collateral Account, (ii) execute and deliver to the Collateral Agent a Pledge Supplement (as defined in the Collateral Agreement) and (iii) enter into a control agreement satisfactory to the Collateral Agent with respect to such account and (b) if the Spansion Collateral Account has been established, deposit any proceeds from the sale by the Borrower or any of its Subsidiaries of any Capital Stock of Spansion into the Spansion Collateral Account within ten Business Days from the receipt thereof (except to the extent such proceeds are paid to the Administrative Agent pursuant to Section 3.2(c)).

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Indebtedness. (a) In the case of the Borrower, Incur any Indebtedness unless, after giving effect to the application of the proceeds therefrom, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0 or (ii) such Indebtedness is Permitted Debt.

(b) The term “Permitted Debt” is defined to include the following:

(i) Indebtedness of the Borrower evidenced by the Existing Senior Notes (excluding any Additional Notes);

(ii) Indebtedness of the Borrower or a Restricted Subsidiary under this Agreement or any other Loan Document;

(iii) Indebtedness of the Borrower or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt; provided that (x) the aggregate principal amount of such Indebtedness does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (y) the aggregate principal amount of all Indebtedness Incurred and then outstanding pursuant to this Section 7.1(b)(iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Indebtedness previously Incurred pursuant to this Section 7.1(b)(iii) does not exceed 7.5% of Total Assets;

(iv) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, that if the Borrower is the obligor on such Indebtedness Incurred after the Closing Date, then such Indebtedness is expressly subordinated by its terms to the prior payment in full in cash of the Loans; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof not permitted by this Section 7.1(b)(iv);

(v) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by the Borrower or otherwise becomes a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower or in contemplation of such transaction or series of transactions);

(vi) Indebtedness under Interest Rate Agreements entered into by the Borrower for the purpose of managing interest rate risk in the ordinary course of the financial management of the Borrower or any Restricted Subsidiary and not for speculative purposes;

(vii) Indebtedness under Currency Exchange Protection Agreements entered into by the Borrower for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

(viii) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary that the Borrower or such Restricted Subsidiary could otherwise have Incurred pursuant to this covenant;

(ix) Indebtedness in connection with one or more standby letters of credit or performance or surety bonds issued by the Borrower in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 2.5% of Total Assets at any time outstanding;

(x) Indebtedness of the Borrower or a Restricted Subsidiary outstanding on the Closing Date and set forth on Schedule 7.1;

(xi) Indebtedness of the Borrower in an aggregate principal amount outstanding at any one time not to exceed $200,000,000 which amount can include Guarantees of Indebtedness of Unrestricted Subsidiaries, provided such Guarantee is Incurred in compliance with Section 7.5;

(xii) Indebtedness of the Borrower or a Restricted Subsidiary which matures at least 90 days after the Stated Maturity of the Loans; provided that (x) the terms thereof are satisfactory to the Administrative Agent and (y) the Net Cash Proceeds thereof are applied to prepayment of the Loans pursuant to Section 3.2(b);

(xiii) Attributable Debt incurred in connection with the Austin Facility Sale and Leaseback Transaction;

(xiv) Indebtedness in connection with one or more standby letters of credit issued by or for the account of any Restricted Subsidiary (including letters of credit outstanding on the Closing Date and set forth on Schedule 7.1) in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed $40,000,000 at any time outstanding;

(xv) Indebtedness of the Borrower or a Restricted Subsidiary in connection with the Fab 36 Partnership Agreements in effect on the date hereof;

(xvi) Indebtedness of Fab 36 under the Fab 36 Credit Facility as in effect on the date hereof; and

(xvii) Permitted Refinancing Debt Incurred in respect of Indebtedness Incurred pursuant to Section 7.1(a)(i) and Sections 7.1(b) (i), (iii), (v) and (x) above and this Section 7.1(b)(xvii).

(c) For the purposes of determining compliance with this Section 7.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above or is entitled to be Incurred pursuant to Section 7.1(a)(i) above, the Borrower shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this Section 7.1; provided, that any Indebtedness outstanding under Loan Documents will be treated as Incurred on the Closing Date pursuant to Section 7.1(b)(ii).

(d) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, with respect to any Indebtedness which is denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, and any such foreign-denominated Indebtedness may be Refinanced or replaced or subsequently Refinanced or replaced in an amount equal to the dollar equivalent principal amount of such Indebtedness on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial Incurrence.

7.2 Liens. Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its Property (including the Capital Stock of a Subsidiary), whether owned at the Closing Date or thereafter acquired, or any interest therein or any income or profits therefrom.

7.3 Fundamental Changes. (a) With respect to the Borrower, merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary and the Borrower) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property (other than sales, transfers, assignments, leases, conveyances or dispositions to a Wholly Owned Restricted Subsidiary) in any one transaction or series of transactions unless:

(i) the Borrower shall be the surviving Person (the “Surviving Person”) in such merger or consolidation, or the Surviving Person (if other than the Borrower) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than the Borrower) expressly assumes all of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this Section 7.3(a)(iii) and Section 7.3(a)(iv) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Borrower or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under Section 7.1(a)(i); and

(v) the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the

Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction or series of transactions and the supplements to the Loan Documents, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

(b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under the Loan Documents; provided that the predecessor company in the case of (i) a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Borrower as an entirety or virtually as an entirety) or (ii) a lease, shall not be released from any of the obligations or covenants under the Loan Documents, including with respect to the payment of the Obligations.

7.4 Asset Sales. Consummate any Asset Sale unless (a) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale, (b) at least 75% of the consideration paid to the Borrower or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents, (c) the Net Available Cash from such Asset Sale is applied pursuant to Section 3.2(c), and (d) the Borrower delivers a certificate of a Responsible Officer to the Administrative Agent certifying that such Asset Sale complies with the foregoing Sections 7.4(a) and (b); provided that, in each case, (i) if any Accounts Receivable are disposed of in any manner to the Borrower or a Restricted Subsidiary, either the Borrower or such Restricted Subsidiary shall comply with the provisions of Section 6.9 so that the Collateral Agent maintains a first priority perfected Lien on such Accounts Receivable and (ii) any disposition of Intellectual Property by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to a Subsidiary shall be (x) in the ordinary course of business or (y) in connection with tax planning or tax optimization; and provided further that Fab 36 shall not be required to comply with this Section 7.4 to the extent such compliance is prohibited under the Fab 36 Credit Facility. The Borrower may consummate the Austin Facility Sale and Leaseback Transaction; provided that the Net Available Cash from the Austin Facility Sale and Leaseback Transaction is applied pursuant to Section 3.2(c).

7.5 Restricted Payments. (a) Make any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(i) a Default or Event of Default shall have occurred and be continuing;

(ii) the Borrower could not Incur at least $1.00 of additional Indebtedness pursuant to Section 7.1(a)(i); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Closing Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(v) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the most recently ended fiscal quarter for which financial statements were delivered to the Administrative Agent pursuant to Section 6.1 (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(w) 100% of Capital Stock Sale Proceeds, plus

(x) the sum of:

(A) the aggregate net cash proceeds received by the Borrower or any Restricted Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Indebtedness or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Borrower, and

(B) the aggregate amount by which Indebtedness (other than Subordinated Obligations) of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet on or after the Closing Date upon the conversion or exchange of any such Indebtedness issued or sold on or prior to the Closing Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower, excluding, in the case of clause (A) or (B):

(1) any such Indebtedness issued or sold to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees,

(2) the aggregate amount of any cash or other Property (other than Capital Stock of the Borrower which is not Disqualified Stock) distributed by the Borrower or any Restricted Subsidiary upon any such conversion or exchange, and

(3) the aggregate amount of proceeds of such Indebtedness or Disqualified Stock that is required to be applied to prepay the Loans pursuant to Section 3.2, plus

(y) an amount equal to the sum of:

(A) to the extent that any Investment (other than a Permitted Investment) that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the Borrower or its Restricted Subsidiaries with respect to such Investment; and

(B) the portion (proportionate to the Borrower’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the amounts in (A) and (B) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person, plus

(z) $100,000,000.

(b) Notwithstanding the foregoing limitation, the Borrower and its Restricted Subsidiaries, as applicable, may, so long as no Default or Event of Default has occurred and is continuing:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time declared;

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Borrower or Subordinated Obligations in exchange for,

or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees); provided, however, that (x) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (y) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to Section 7.5(a)(iii)(w);

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(iv) repurchase shares of, or options to purchase shares of, common stock of the Borrower or any of its Subsidiaries from current or former officers, directors or employees of the Borrower or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (x) the aggregate amount of such repurchases shall not exceed $10,000,000 in any calendar year and (y) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(v) make payments on intercompany Indebtedness, the Incurrence of which was permitted pursuant to Section 7.1; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments made after the Closing Date;

(vi) make cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Borrower or a Restricted Subsidiary; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of Section 7.5(a)(iii)(w);

(viii) repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of the Borrower; provided that any such payments shall not be included in the calculation of the amount of Restricted Payments;

(ix) make payments to the limited partners (that are not Affiliates of the Borrower) of AMD Fab 36 KG under the partnership agreements of AMD Fab 36 KG dated April 21, 2004; provided that the aggregate amount of such payments shall not exceed the aggregate amount of payments required under the partnership agreements of AMD Fab 36 KG dated April 21, 2004 as in effect on the date hereof;

(x) purchase, repurchase, redeem or acquire the interests of the limited partners (that are not Affiliates of the Borrower) of AMD Fab 36 KG, including the silent partnership interests and the partnership interests, under the partnership agreements of AMD Fab 36 KG dated April 21, 2004; provided that the aggregate purchase price paid in connection with such purchase, repurchase, redemption or acquisition shall not exceed the aggregate purchase price as determined under the partnership agreements of AMD Fab 36 KG dated April 21, 2004 as in effect on the date hereof; and

(xi) make other Restricted Payments in an aggregate amount not to exceed $100,000,000.

7.6 Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding $2,900,000,000 in fiscal year 2007 and $2,550,000,000 per each other fiscal year (including fiscal year 2006); provided, that (i) if the Capital Expenditures for any fiscal year are less than the amount referred to above, (A) up to 100% of the amount equal to the excess, if any, of (x) the planned amount of Capital Expenditures for such fiscal year (the “Budgeted Capital Expenditures”) reflected in the projections delivered by the Borrower pursuant to Section 5.1(c)(ii) over (y) the actual amount of Capital Expenditures for such fiscal year may be carried over for expenditure in the next succeeding fiscal year and (B) up to 50% of the excess of (x) the amount referred to above over (y) the Budgeted Capital Expenditures for such fiscal year may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

7.7 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. Issue or sell, any shares of Capital Stock of any Restricted Subsidiary except (a) to the Borrower or a Restricted Subsidiary, (b) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of any Foreign Subsidiary, to the extent required by applicable law, (c) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 7.12 if made on the date of such issuance or sale, or (d) sales of Capital Stock of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary; provided that the Borrower or such Restricted Subsidiary applies the Net Available Cash or Net Cash Proceeds of any such sale in accordance with Sections 3.2.

7.8 Transactions with Affiliates. (a) Conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are (x) set forth in writing and (y) no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower;

(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $25,000,000, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and in its good faith judgment believes that such Affiliate Transaction complies with Section 7.8(a)(i)(y) as evidenced by a resolution of the Board of Directors; and

(iii) if such Affiliate Transaction involves aggregate payments or value in excess of $50,000,000, the Borrower obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with the such Affiliate Transaction is fair, from a financial point of view, to the Borrower and any relevant Restricted Subsidiaries.

(b) Notwithstanding the foregoing limitation, the Borrower or any Restricted Subsidiary may enter into or suffer to exist the following:

(i) any transaction or series of transactions between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(ii) any Restricted Payment permitted to be made pursuant to Section 7.5 or any Permitted Investment;

(iii) any employment, indemnification or other similar agreement or employee benefit plan entered into by the Borrower or a Restricted Subsidiary with an employee, officer or director (and payments pursuant thereto) in the ordinary course of business and consistent with past practice that is not otherwise prohibited by this Agreement;

(iv) loans and advances to employees made in the ordinary course of business consistent with past practices of the Borrower or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10,000,000 in the aggregate at any one time outstanding;

(v) payment of reasonable directors’ fees to persons who are not otherwise Affiliates of the Borrower;

(vi) any issuances of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower; and

(vii) agreements (and the transactions contemplated thereunder) in effect on the Closing Date and any modifications, extensions or renewals thereto that are not materially less favorable, taken as a whole, to the Borrower or any Restricted Subsidiary than such agreements as in effect on the Closing Date.

7.9 [Intentionally Omitted]

7.10 Restrictions on Distributions from Restricted Subsidiaries. (a) Create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Borrower or any other Restricted Subsidiary, (ii) make any loans or advances to the Borrower or any other Restricted Subsidiary, or (iii) transfer any of its Property to the Borrower or any other Restricted Subsidiary.

(b) With respect to Section 7.10(a)(i), (ii) and (iii), the foregoing restrictions will not apply to restrictions which are:

(i) in effect on the Closing Date (including, without limitation, restrictions pursuant to the Loan Documents and the Senior Notes Indenture);

(ii) relating to Indebtedness of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower;

(iii) that result from the Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 7.10(b)(i) or (ii) above or in clause (c)(i) or (ii) below, provided such restrictions are not materially less favorable, taken as a whole, to the Lenders than those under the agreement evidencing the Indebtedness so Refinanced;

(iv) relating to Indebtedness incurred after the Closing Date, so long as such restrictions (x) are not materially less favorable, taken as whole, to the Lenders than those restrictions in effect on the Closing Date pursuant to the Loan Documents or (y) relate to Indebtedness incurred pursuant to Section 7.1(b)(iii), so long as the respective restrictions apply only to specific Property or projects financed with the respective Incurrence of Indebtedness and/or to any Subsidiary substantially of all whose assets consist of Property or a project financed with proceeds of such Indebtedness;

(v) existing under or by reason of applicable law or governmental regulation; or

(vi) that constitute customary restrictions contained in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in good faith and not otherwise prohibited by the Loan Documents.

(c) With respect to Section 7.10(a)(iii) only, the foregoing restrictions will not apply to restrictions which are:

(i) relating to Indebtedness that is permitted to be Incurred and secured by a Permitted Lien pursuant to Sections 7.1 and 7.2 that limit the right of the debtor to dispose of the Property securing such Indebtedness;

(ii) encumbering Property at the time such Property was acquired by the Borrower or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(iii) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(iv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(v) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

7.11 Lines of Business. With respect to the Borrower and its Restricted Subsidiaries, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) and any Related Business.

7.12 Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Subsidiary (other than a Material Subsidiary that was designated a Restricted Subsidiary on the Closing Date) of the Borrower to be an Unrestricted Subsidiary if:

(i) either (x) the Borrower or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (A) Fair Market Value of the Capital Stock of such Subsidiary plus (B) the amount of any Indebtedness owed by such Subsidiary to the Borrower, in each case pursuant to Section 7.5(a) or (y) such Investment constitutes a Permitted Investment;

(ii) immediately after giving pro forma effect to such designation, the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 7.1(a)(i); and

(iii) such Subsidiary does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Borrower or any Restricted Subsidiary and does not have any Indebtedness other than Non-Recourse Debt.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if such Person is a Subsidiary of an Unrestricted Subsidiary.

(b) Except as provided in Section 7.12(a), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness (other than Indebtedness pursuant to this Agreement) that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against any such Unrestricted Subsidiary).

(c) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (i) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 7.1(a)(i) and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(d) Any such designation or redesignation by the Board of Directors will be evidenced to the Administrative Agent by delivering to the Administrative Agent a resolution of the Board of Directors giving effect to such designation or redesignation and a certificate of a Responsible Officer that (i) certifies that such designation or redesignation complies with this Section 7.12 and (ii) gives the effective date of such designation or redesignation, such certificate to be delivered to the Administrative Agent at least 5 days prior to the effective date of such designation or redesignation.

7.13 Amendments to Certain Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (x) becomes effective after the Closing Date and (y) could not reasonably be expected to have a Material Adverse Effect.

(b) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any Organizational Document in a manner that could reasonably be expected to have a Material Adverse Effect.

(c) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the Senior Notes Indenture in any manner that could reasonably be expected to be adverse to the interests of the Lenders.

(d) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any intercompany Indebtedness owed by Fab 36 to the Borrower or any Restricted Subsidiary in any manner that would result in the assignment or transfer of the right to payment with respect to such Indebtedness to any other Person.

7.14 Limitations on Guarantees of Indebtedness by Restricted Subsidiaries. With respect to the Borrower, permit any of its Wholly-Owned Restricted Subsidiaries (and non-Wholly-Owned Restricted Subsidiaries if such non-Wholly-Owned Restricted Subsidiaries guarantee other capital markets debt securities), other than a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Restricted Subsidiary unless such Restricted Subsidiary within 30 days executes and delivers to the Administrative Agent (a) a guarantee agreement satisfactory to the Administrative Agent pursuant to which such Subsidiary Guarantees the Obligations, (b) an opinion of counsel of such Subsidiary satisfactory to the Administrative Agent, and (c) if not previously delivered to the Administrative Agent, a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments.

7.15 Accounting Changes. Make any material change in accounting policies or reporting practices, except as required or permitted by GAAP.

7.16 Consolidated Net Senior Secured Leverage Ratio. Permit the Consolidated Net Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 2.25 to 1.00.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), 6.11 or Section 7 of this Agreement or Sections 5.6(i) and (ii) and 5.8(b) of the Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice of such default to the Borrower from the Administrative Agent or the Required Lenders; or

(e) the Borrower or any Restricted Subsidiary defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee) on the scheduled or original due date with respect thereto; or defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee) to become payable; provided that if a default, event or condition described in this paragraph has been waived by the holder or beneficiary of such Indebtedness pursuant to the terms of the instrument or agreement evidencing, securing or relating to such Indebtedness, such default, event or condition shall not constitute an Event of Default; or

(f) (i) the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts except as permitted by Section 7.3, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the Borrower or any Significant Subsidiary or any Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), involving any Plan, for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Employee Plan, which Reportable Event or commencement of proceedings or appointment of a trustee shall not have been corrected, if correctable, within 30 days after notice thereof to the Borrower by any Agent and, when taken together with all such Reportable Events or such other events set forth in this clause (g), results in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $50,000,000, (iii) any Employee Plan shall terminate for purposes of Title IV of ERISA in which the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $50,000,000, or (iv) the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity shall incur withdrawal liability in an annual amount exceeding $50,000,000 in connection with a withdrawal from, or the Reorganization of, a Multiemployer Plan; or

(h) one or more judgments or decrees shall be entered against the Borrower or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents with respect to a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents (including the Collateral Trust Agreement), and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) Each Lender hereby irrevocably designates and appoints Wells Fargo Bank, N.A. as Collateral Agent of such Person and of each other Secured Party to act as such under this Agreement, the Collateral Agreement, the Collateral Trust Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf and on behalf of the other Secured Parties as are necessary or advisable with respect to the Collateral under this Agreement or any of the other Loan Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby accepts such appointment. Each Lender agrees and acknowledges that the Collateral Agent, in addition to being appointed by and acting on behalf of the Lenders hereto, is also, as of the date hereof, being appointed by and acting on behalf of Wells Fargo Bank, N.A., as trustee (the “Trustee”) under the Senior Notes Indenture and that, accordingly, the Collateral Agent is agent of and is acting for and on behalf of the Lenders and, in addition, the Trustee. In addition, each Lender and each Agent authorizes the Collateral Agent to execute on its behalf any of the Security Documents from time to time, including, without limitation, (i) a share pledge agreement over shares in AMD Saxony Holding GmbH and (ii) a parallel debt agreement creating a parallel debt owed by Borrower to the Collateral Agent in the aggregate amount of the Obligations for purposes of Collateral granted or to be granted under German law, and to ratify any previous execution by itself or a third party as agent without power of representation.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Each Agent shall be released from the restrictions of Section 181 German Civil Code (BGB, Bürgerliches Gesetzbuch) and shall be authorized to delegate its power of attorney granted under this Agreement including the release from the restrictions of Section 181 German Civil Code.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders and including, in the case of the Collateral Agent, where such documents provide that the Collateral Agent is to act at the direction of the Administrative Agent as Control Party), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such

Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Agents. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. Such resignation shall take effect immediately unless otherwise indicated by the Required Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be (unless an Event of Default under Section 9(a) or 9(f) with respect to the Borrower shall have occurred and be continuing) subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.

(c) The Collateral Agent may resign or be removed as set forth in Section 5.6 of the Collateral Trust Agreement.

9.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity or the date of any schedule amortization payment of any Loan or reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as specifically permitted by this Agreement), or release all or substantially all of the Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; (v) amend, modify or waive any provision of Section 10.6 to further restrict any Lender’s ability to assign or otherwise transfer its or obligations hereunder without the written consent of all Lenders; and (vi) amend, modify or waive any provision of any Security Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and Borrower Credit Agreement Obligations (each as defined in the Collateral Agreement) in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower solely (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that (a) no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Lenders and (b) no Lenders shall have any obligation to provide such Additional Extensions of Credit.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement Loan tranche hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing. Any such refinancing shall be subject to the provisions of Section 3.1(b), if applicable.

10.2 Notices. (a) All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 10.2(b) and in the proviso to this Section 10.2(a), in an electronic medium and as delivered as set forth in Section 10.2(b) if to the Borrower, at its address at One AMD Place, Sunnyvale, California 94088, Attention: Chief Financial Officer; if to the Collateral Agent, at its address at MAC N9303-120, Sixth Street and Marquette Avenue, Minneapolis, MN 55479, Attention: AMD Collateral Agent, e-mail Address: lynn.m.steiner@wellsfargo.com; and if to the Administrative Agent, at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention: Larry Benison , E-mail Address: larry.benison@morganstanley.com, with a copy to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, NY 10036, Attention: Andrew Earls, Email Address: andrew.earls@morganstanley.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 10.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, be effective four days after having been mailed, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 5 and 9 shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar secure electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT

OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to such Agent (plus one local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

Notwithstanding anything herein to the contrary, all references to the Collateral Agent in this Section 10.5 shall include the Collateral Agent to the extent it is acting on behalf of Wells Fargo Bank, N.A. (together with its successors and assigns), as trustee under the Senior Notes Indenture.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of (x) except in the case of assignments by the Administrative Agent, the Borrower; provided that no Event of Default has occurred and is continuing and (y) the Administrative Agent; provided that neither such consent shall be required in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by the Administrative Agent in connection with the initial syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) [Intentionally Deleted]

(C) except in the case of assignments pursuant to clause (iii) below, the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii) Notwithstanding anything in this Section 10.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund without (a) providing any notice (including, without limitation, any administrative questionnaire) to the Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Administrative Agent; provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(iv) Except as otherwise provided in clause (iii) above, subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this Section 10.6(b)(v), the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to Section 10.6(b)(iii), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Except as otherwise provided in clause (iii) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire

(unless the Assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Except as otherwise provided in clause (iii) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to clause (iii) above, the applicable Related Party Register) as provided in this Section 10.6(b).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person, and may sell or securitize such obligations, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. In addition, notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without the consent of the Administrative Agent or the Borrower) grant a security interest in all or any portion of the Loans owing to it and the Notes (if any) held by it to the trustee or other representative of holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes (if any) even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and Hedging Obligations under Specified Hedge Agreements)under the Loan Documents shall have been paid in full, all commitments to extend credit under the Loan Documents have terminated and the Hedge Obligations owed to any Qualified Counterparty under the Specified Hedge Agreements shall have either (i) been paid in full and the Specified Hedge Agreements shall have been terminated or (ii) secured by a collateral arrangement satisfactory to the Qualified Counterparty in its sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any Affiliate of a Lender or any Approved Fund, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates having a need to know such information for purposes of allowing the Administrative Agent, Collateral Agent or Lenders to perform their obligations hereunder, (d) upon the request or demand of any Governmental Authority, provided the Borrower is given advance written notice (unless such notice violates applicable laws or internal policies of the applicable Lender) and only such information is disclosed as is necessary to comply with such request or demand, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided the Borrower is given advance written notice (unless such notice violates applicable laws or internal policies of the applicable Lender) and only such information is disclosed as is necessary to comply with such order, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed not in violation of any agreement to hold in confidence, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Delivery of Addenda. Each initial Lender may become a party to this Agreement by delivering to the Administrative Agent an addendum duly executed by such Lender.

10.18 Supplemental Schedules. From time to time, the Borrower shall be permitted to deliver to the Administrative Agent one or more supplemental Schedules updating the disclosures set forth on the Schedules hereto and upon such delivery, such supplemental Schedules shall replace in their entirety such prior Schedules, as the case may be, provided that such supplemental Schedules are approved by the Required Lenders. The Administrative Agent shall provide to each Lender a copy of any supplemental Schedules delivered by the Borrower pursuant to this Section 10.18.

10.19 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.20 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Borrower and its Subsidiaries shall be required to take the actions specified in Schedule 10.20 as promptly as practicable, and in any event within the time periods set forth in Schedule 10.20 or such other time periods as the Administrative Agent may agree. The provisions of Schedule 10.20 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety. All provisions of this Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, certificates, borrowing notices, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (a) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 10.20 and (b) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 10.20 have been taken (or were required to be taken). The parties hereto acknowledge and agree that the failure to take any of the actions required above within the relevant time periods required above shall give rise to an Event of Default pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Robert J. Rivet
Name:	Robert J. Rivet
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Syndication Agent and Lender

By:	/s/ Andrew Earls
Name:	Andrew Earls
Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Collateral Agent

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

[Signature Page to Credit Agreement]